Exhibit 5.1

Youku.com Inc. 5/F, SinoSteel Plaza 8 Haidian Street Haidian District Beijing 100080 The People’s Republic of China	e-mail: sarman@applebyglobal.com direct dial: Tel +1 345 814 2019 Fax +1 345 949 4901 client ref: appleby ref: SXA/313121.0009 29 December 2010

Dear Sirs

Youku.com Inc.

We have examined the Registration Statement on Form S-8 to be filed by Youku.com Inc., a Cayman Islands Exempted Company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in relation to the registration under the Securities Act of 1933, as amended, of a certain amount of Class A Ordinary Shares of the Registrant (the “Shares”) for issuance pursuant to:

(a)	the 2006 Stock Option Scheme, as adopted on 1 December 2005 and subsequently amended (the “2006 Plan”);

(b)	the 2010 Share Incentive Plan, as adopted on 12 November 2010 (the “2010 Plan”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the 2006 Plan and the 2010 Plan and the issue of the options to purchase the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the 2006 Plan or the 2010 Plan (as the case may be) and the relevant resolutions reviewed.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the 2006 Plan or the 2010 Plan (as the case may be) and in accordance with the relevant resolutions adopted by the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the 2006 Plan and the 2010 Plan) and the appropriate entries made in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all reference to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Appleby
Appleby

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